UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 5, 2025

INSPIRE VETERINARY PARTNERS, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-41792	85-4359258
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

780 Lynnhaven Parkway, Suite 400 Virginia Beach, VA	23452
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (757) 734-5464

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001	IVP	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On November 5, 2025, Inspire Veterinary Partners, Inc. (the “Company”) issued Senior Convertible Promissory Notes to Keystone Capital Partners, LLC and Seven Knots, LLC (the “Investors”), each in the principal amount of $178,571,43 with an original issue discount of 30% such that the purchase price of each note was $125,000 (each a “Note” and together, the “Notes”). Each Note bears interest at a rate of 10% per annum, payable monthly, and matures on August 5, 2026, unless earlier converted or repaid in accordance with its terms.

The outstanding principal and accrued interest under the Notes are convertible, at the option of the holder, into shares of the Company’s Class A common stock. The conversion price is 90% of the lowest sale price of the Class A common stock for the twenty (20) consecutive trading days ending on the trading day that is immediately prior to the conversion date, subject to customary adjustments. If the Company issues securities at a price per share less than the conversion price of the Notes, the conversion price of the Notes will be adjusted to the lower price. The Company has agreed to reserve a number of shares of its Class A common stock sufficient to cover the conversion of the Notes and to file a registration statement with the Securities and Exchange Commission to register for resale the shares of Class A common stock issuable upon conversion of the Notes.

An Investor may not convert the Notes into shares of Class A common stock which, when aggregated with all other shares of the Company’s Class A common stock then beneficially owned by the Investor and its affiliates (as calculated pursuant to Section 13(d) of the Exchange Act, and Rule 13d-3 promulgated thereunder), would result in the Investor beneficially owning more than 4.99% of the issued and outstanding shares of the Company’s Class A common stock. An Investor may increase or decrease the beneficial ownership limitation, but not in excess of 9.99% of the issued and outstanding shares of the Company’s Class A common stock, upon prior written notice to the Company.

The Notes must be prepaid by the Company in an amount equal to 25% of any gross proceeds received by the Company under an existing equity line of credit with Seven Knots, LLC. Any mandatory prepayment will be at a premium of 120% of the principal amount of the Notes being prepaid.

Subject to the Investors’ conversion rights, if the Company completes a Qualified Financing, the Company will repay in full the then-outstanding principal amount of the Notes, any accrued but unpaid interest and a pre-payment premium equal to 120% of the Notes’ value on the original issue date. A “Qualified Financing” is a financing in which the Company issues and sells shares of its equity securities to investors on or before the maturity date of the Notes with total gross proceeds to the Company of not less than $1,000,000, and excludes the conversion of the Notes or other convertible securities issued for capital raising purposes.

The Notes contain certain events of default, including non-payment, insolvency, breach of covenants, change of control and issuance of indebtedness by the Company without the Investors’ consent, among others. Upon an event of default, all amounts outstanding under the Notes may become immediately due and payable at the option of the holder at a premium of 120% of the principal amount of the Notes then outstanding and any accrued but unpaid interest. In addition, for so long as the Notes remain outstanding, the interest rate will increase to an amount equal to the lesser of 24% per annum and the maximum rate permitted under applicable law.

The Company expects to use the proceeds from the issuance of the Notes for general working capital purposes.

The foregoing description of the Notes is qualified in its entirety by reference to the full text of the Notes, which are filed as Exhibit 10.1 and Exhibit 10.2 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 3.02. Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02. The issuance of the Notes, and the shares of Class A common stock issuable upon conversion thereof, were made in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D, as transactions not involving a public offering.

Item. 9.01. Financial Statements and Exhibits

Exhibit No.	Description
10.1	Senior Convertible Promissory Note, dated November 5, 2025, between Inspire Veterinary Partners, Inc. and Keystone Capital Partners, LLC
10.2	Senior Convertible Promissory Note, dated November 5, 2025, between Inspire Veterinary Partners, Inc. and Seven Knots, LLC
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 10, 2025	INSPIRE VETERINARY PARTNERS, INC.

	By:	/s/ Kimball Carr
	Name:	Kimball Carr
	Title:	President and Chief Executive Officer

3